 Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of AB Multi-Manager Alternative Fund of our report dated May 27, 2026, relating to the consolidated financial statements and consolidated financial highlights which appears in AB Multi-Manager Alternative Fund’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings "Independent Accountants", “Consolidated Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 28, 2026